Exhibit 99.1

Venoco, Inc.

www.venocoinc.com

(Bloomberg ticker: 552338Z US)

For Immediate Release

August 15, 2005

Venoco, Inc. Announces Second Quarter 2005 Results

CARPINTERIA, California, August 15, 2005/PRNewswire: Venoco, Inc. today reported a 59% increase in net income and a 13% increase in production for the second quarter 2005 compared to the comparable period in 2004.  Venoco’s second quarter 2005 net income was $8.8 million compared to net income of $5.5 million for the second quarter 2004.   Average net production also increased from 10,183 barrels of oil equivalent per day (BOE/D) in the second quarter of 2004 to 11,513 BOE/D in the second quarter of 2005.  Earnings before interest, taxes, depletion, depreciation and amortization (EBITDA) for the second quarter of 2005 was $22.9 million as compared with $13.6 million in second quarter 2004.  These EBITDA figures include the pre-tax impact of second quarter realized commodity derivative losses of $3.0 million in 2005 and $3.8 million in 2004.  They also include the pre-tax impact of second quarter unrealized commodity derivative losses of $3.0 million in 2005 and $0.4 million in 2004.  Excluding the impact of the realized and unrealized commodity derivative losses, Venoco’s second quarter 2005 EBITDA would have been $29.0 million, up 64% from second quarter 2004 EBITDA of $17.8 million.  Please see the end of this release for a reconciliation of EBITDA and EBITDA before the pre-tax impact of realized and unrealized commodity derivative losses, to net income.

Second quarter 2005 production volume of 11,513 BOE/D, in addition to being an increase over second quarter 2004, also exceeded the revised guidance from June 16th.  Venoco’s growth was, however, limited due to the sale of Venoco’s interest in the Big Mineral Creek Field on March 31, 2005.  The Big Mineral Creek Field contributed 547 BOE/D to average net production in the first quarter of 2005.  In the second quarter 2005 Venoco also encountered downhole mechanical problems during a routine workover on the 3242-18 well in the South Ellwood Field that resulted in the well’s average net production decreasing to approximately 970 BOE/D in May.  Since that time Venoco has reworked and tested the well at rates sufficient to restore 40-50% of the lost production.  It is conducting further tests and analysis to determine if it can re-establish the well’s production to pre-workover rates. The well is expected to return to production in the third quarter of 2005.  Venoco expects to resume its quarter over quarter production growth trend in the fourth quarter of this year.

In the second quarter of 2005 Venoco drilled four new wells to total depth and reworked or recompleted ten additional wells.  The totals include the above mentioned 3242-18 well.  In terms of number of wells, most of the first and second quarter 2005 activity has been in the Sacramento Basin. Venoco’s activity there has resulted in average net production increasing approximately 1,980 thousand cubic feet per day (MCF/D) or 20%, in the first six months of 2005, not including production attributable to the acquisition of Marquez Energy in March.  In terms of dollars invested in capital expenditures, most of the 2005 activity has been on offshore projects, which investments are expected to lead to future production increases. Capital expenditures in the second quarter included $12.0 million on drilling and rework activity, $4.7 million on facilities and $0.7 million on exploration projects.

For the six months ended June 30, 2005 Venoco reported net income of $2.0 million as compared with $11.3 million in the first six months of 2004.  The 2005 net income includes the net after-tax effects of $29.1 million (pre-tax) in unrealized losses on certain commodity derivative contracts that do not qualify for hedge accounting in accordance with SFAS 133.   Excluding this charge, Venoco would have had net income of $19.6 million for the first six months of 2005.  This compares to net income of $11.8 million in the first six months of 2004 excluding the after-tax effects of the $0.8 million (pre-tax) unrealized commodity derivative loss for first six months of 2004.  Please see the reconciliation of net income to net income before unrealized commodity derivative losses (a non-GAAP measure) at the end of this release.

The unrealized commodity derivative losses result from mark-to-market adjustment applicable to certain commodity derivative contracts not currently eligible for hedge accounting treatment.  Changing oil prices affect the market value of our fixed price commodity derivative contracts, and as a result we expect there will continue to be significant volatility in our reported earnings.

Venoco also named Greg Schrage as Vice President of Asset Development and hired Mark DePuy to fill Mr. Schrage’s previous position of Vice President of Northern Assets.  A more detailed press release on the positions and the people will follow.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California.  It has regional headquarters in Carpinteria, California and corporate headquarters in Denver, Colorado.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three other platforms, and also operates two onshore properties in Southern California and approximately 110 natural gas wells in Northern California.

Conference Call & Webcast

The Company’s second quarter 2005 earnings and operational review conference call will begin at 4:00 p.m. Eastern (2:00 p.m. Mountain,  1:00 p.m. Pacific) on Monday, August 15, 2005.  The dial in number is (800) 374-2482 and the conference number is 8377374.  Additional information on accessing the recorded call will be available on the Investor Information page of the Company’s website http://www.venocoinc.com.

Statements made in this news release, including those relating to future growth and performance, drilling inventory, economic returns, development opportunities, production growth targets, cash flow, reserve base, and future results of operation and financial condition are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and failure to close pending acquisitions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Oil and Gas Production and Prices

	Three Months Ended June 30,(1)			Six Months Ended June 30,(1)
	2005	2004	Increase	2005	2004	Increase
			(Decrease)			(Decrease)
Production Volume
Natural Gas (Mcf/d)	1,846,322	1,217,032	52%	3,731,898	2,573,015	45%
Oil (Bbls/d)	739,993	723,799	2%	1,582,838	8,389	4%
BOE	1,047,713	926,638	13%	2,204,821	1,955,553	13%
Daily Average Production Volume
Natural Gas (Mcf/d)	20,289	13,374	52%	20,618	14,137	46%
Oil (Bbls/d)	8,132	7,954	2%	8,745	8,389	4%
BOE/d	11,513	10,183	13%	12,181	10,745	13%
Oil Price per Barrel Produced (in dollars)
Realized price before hedging loss	$41.10	$32.78	25%	$40.45	$31.55	28%
Realized hedging loss	(4.02)	(5.02)	(20)%	(3.77)	(3.63)	4%
Net realized	$37.08	$27.76	34%	$36.68	$27.92	31%
Natural Gas Price per Mcf (in dollars)
Realized price before hedging loss	$6.39	$5.75	11%	$6.22	$5.59	11%
Realized hedging loss	(.03)	(.10)	(70)%	(.02)	(.22)	(91)%
Net realized	$6.36	$5.65	13%	$6.20	$5.37	15%

Average Sales Price per BOE	$36.58	$29.91	22%	$36.37	$29.47	23%

Second Quarter 2005 and 2004 Financial Information

VENOCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ thousands, unaudited)

	June 30,	December 31,
	2005 (1)	2004 (1)

ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$5,661	$54,715
Accounts receivable	27,197	17,755
Inventories	1,135	1,079
Income tax receivable	—	3,906
Commodity derivatives	844	5,300
Notes receivable - officer	—	1,420
Prepaid expenses and other current assets	4,781	3,640
Total current assets	39,618	87,815
CASH RESTRICTED FOR INVESTMENT IN OIL AND NATURAL GAS PROPERTIES	44,619	—
PROPERTY AND EQUIPMENT, net	177,695	198,563
OTHER ASSETS	12,501	12,504

TOTAL ASSETS	$274,433	$298,882

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$21,956	$19,385
Undistributed revenue payable	7,902	4,774
Income tax payable	5,332	—
Current maturities of long term debt	123	127
Commodity derivatives	20,665	1,520
Minority interest purchase accrued	70	5,316
Total current liabilities	56,048	31,122
LONG-TERM DEBT	173,938	163,542
DEFERRED INCOME TAXES	15,510	32,208
ASSET RETIREMENT OBLIGATIONS	23,715	23,184
COMMODITY DERIVATIVES	15,568	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock and additional paid in capital	17,883	31,576
Retained earnings (accumulated deficit)	(17,669)	15,327
Accumulated other comprehensive income (loss)	(10,560)	1,923
Total stockholders’ equity (deficit)	(10,346)	48,826

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$274,433	$298,882

(1)  On March 21, 2005 the Company completed the acquisition of Marquez Energy, majority-owned and controlled by Timothy Marquez, the Company’s CEO and sole shareholder.  Due to the common control aspects of the transaction, the financial statements of Marquez Energy have been combined with the consolidated financial statements of the Company and its subsidiaries in a manner similar to a pooling-of-interests, since the date that common control was achieved.  Therefore, the Company’s financial statements since July 12, 2004 were restated to include Marquez Energy’s financial results.

VENOCO, INC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

($ thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
REVENUES:
Oil and natural gas sales	$45,352	$32,092	$87,390	$62,917
Commodity derivative losses (realized)	(3,037)	(3,754)	(6,049)	(6,108)
Commodity derivative losses (unrealized) (1)	(2,957)	(433)	(29,105)	(841)
Other	843	748	1,570	1,417
Total revenues	40,201	28,653	53,806	57,385
EXPENSES:
Oil and natural gas production	12,352	11,484	24,282	22,715
Transportation expense	367	297	695	675
Depletion, depreciation, amortization and impairment	3,840	3,360	9,493	7,381
Accretion of abandonment liability	576	360	1,018	720
General and administrative, net of amounts capitalized	4,583	3,305	7,699	5,740
Amortization of deferred loan costs	676	61	1,021	130
Interest, net	3,323	305	6,820	633
Total expenses	25,717	19,172	51,028	37,994
Income (loss) before income taxes	14,484	9,481	2,778	19,391
Income tax provision (benefit)	5,704	3,953	774	8,084
Net income (loss)	8,780	5,528	2,004	11,307
Preferred stock dividends	—	(2,116)	—	(4,232)
Net income (loss) applicable to common equity	$8,780	$3,412	$2,004	$7,075

(1)          Unrealized commodity derivative losses reflect the change in fair value of financial instruments not qualifying for hedge accounting under SFAS No. 133

The Company discloses net income before unrealized commodity derivative losses, a non-GAAP financial measure, because management believes net income before unrealized commodity derivative gains and losses (i) provides a better comparison of operating trends and performance related results,  (ii) is comparable to certain performance analysis methods of securities analysts , and (iii) eliminates the impact of fluctuations in mark-to-market values from unrealized commodity derivatives for which the Company cannot estimate the timing or amount .  The following reconciles net income to net income before unrealized commodity derivative losses for the three months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)

Net Income	$8,780	$5,528	$2,004	$11,307
Plus: Unrealized commodity derivative losses	2,957	433	29,105	841
Less: Income tax benefit on unrealized commodity derivative losses	(1,172)	(171)	(11,538)	(333)

Net income before unrealized commodity derivative losses	$10,565	$5,790	$19,571	$11,815

EBITDA, a non-GAAP financial measure, excludes certain items that management believes affect the Company’s comparison of operating results.  The Company discloses EBITDA because (i) the Company uses EBITDA to evaluate operating trends and performance related results (ii) the Company uses EBITDA to compare its performance to other oil and gas producing companies, and (iii) EBITDA is comparable to certain performance analysis methods of securities analysts.  The Company’s measures of EBITDA and EBITDA before pre-tax hedging losses is not comparable to the Company’s other financial measures.  The following reconciles net income (loss) to EBITDA and EBITDA before the pre-tax effects of realized and unrealized commodity derivative losses for the three months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)

Net Income	$8,780	$5,528	$2,004	$11,307
Plus: Interest, net	3,323	305	6,820	633
Income taxes	5,704	3,953	774	8,084
D.D.&A.	3,840	3,360	9,493	7,381
Accretion of abandonment liability	576	360	1,018	720
Amortization of deferred loan costs	676	61	1,021	130
EBITDA	22,899	13,567	21,130	28,255
Plus: Pre-tax realized commodity derivative losses	3,037	3,754	6,049	6,108
Pre-tax unrealized commodity derivative losses	2,957	433	29,105	841
EBITDA before pre-tax commodity derivative losses	$28,893	$17,754	$56,284	$35,204

Open Derivative Positions as of August 12, 2005

Crude Oil Agreements— The Company has entered into option, swap and collar agreements to receive average minimum and maximum New York Mercantile Exchange (NYMEX) West Texas Intermediate (WTI) prices as summarized below.  Location and quality differentials attributable to our properties are not included in the following prices.  The agreements provide for monthly settlement based on the differential between the agreement price and the actual NYMEX crude oil price.

	Minimum		Maximum
	Barrels/day	Avg. Prices	Barrels/day	Avg. Prices
Crude oil hedges at August 12, 2005 for production:
July 1- December 31, 2005	9,471	$37.73	5,471	$47.17
January 1 – December 31, 2006	7,000	$40.80	5,000	$50.70
January 1 – December 31, 2007	4,313	$43.96	4,313	$68.99
January 1 – December 31, 2008	2,947	$52.00	2,947	$75.00
January 1 – June 30, 2009	2,170	$50.00	2,170	$75.00

Natural Gas Agreements—The Company has entered into option, swap and collar agreements to receive average minimum and maximum PG&E Citygate prices as follows:

	Minimum		Maximum
	MMBtu/Day	Avg. Prices	MMBtu/Day	Avg. Prices
Natural gas hedges at August 12, 2005 for production:
July 1- December 31, 2005	14,000	$6.09	4,000	$6.77
January 1 – December 31, 2006	15,000	$6.28	9,000	$8.40
January 1 – December 31, 2007	6,000	$6.00	6,000	$8.40

This release can be found at http://www.venocoinc.com

SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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